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                                                                    EXHIBIT 99.1


      MICHAEL J. SHEA TO JOIN MAC-GRAY AS CFO, NEIL F. MACLELLAN NAMED COO


CAMBRIDGE, Mass.   The appointment of Michael J. Shea as executive vice
president and chief financial officer of Mac-Gray Corporation (NYSE: TUC - news), a leading provider of convenience services including card- and coin-operated laundry equipment and reprographics equipment, was announced today by chairman and chief executive officer Stewart MacDonald.

Executive vice president Neil F. MacLellan, who has served as interim chief financial officer since late August, was named chief operating officer of Mac-Gray.

Mr. Shea, 48 years old, served until recently as chief financial officer of A.D.A.P., Inc., a retailer of auto parts. Prior to that he was executive vice president and chief financial officer of Grossman's, Inc., a building materials retailer.

Prior to these positions, Mr. Shea worked for Ocean Spray Cranberries, Inc., a manufacturer and distributor of juice products, where he served as vice president of logistics for five years and vice president, controller for five years. A certified public accountant, he also worked for six years at the public accounting firm of Deloitte-Touche.

"We're delighted to have an executive of Michael Shea's experience and abilities join our management team," Mr. MacDonald said. "His arrival as CFO will also enable Neil MacLellan to turn his attention to other areas, and together we will be working to continue the steady, consistent growth of Mac-Gray's revenues and profits."

Mr. Shea will join Mac-Gray following the Thanksgiving holiday.

Mac-Gray, founded in 1927, is one of the nation's leading providers of laundry equipment and service to the multi-housing industry. In March, 1998 it acquired Intirion Corporation, which produces the MicroFridge(R) family of compact refrigerators/freezers with microwave ovens. MicroFridge is the leading choice of college and university housing officers for on-campus installation, and is used as well on military bases and in assisted-living facilities and the hotel/motel markets. In April, 1998 Mac-Gray acquired Copico, Inc., the leading provider of vended reprographics services to the academic and public library markets in the Northeast and Florida.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, such as those dealing with future growth of net earnings and revenues, are forward looking statements that are subject to change based on various factors which may be beyond the company's control. Accordingly, the future performance and financial results of the company may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the company's filings with the Securities and Exchange Commission.